Exhibit 3.1

Delaware The First State	Page 1

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE RESTATED CERTIFICATE OF “NOVAN, INC.”, FILED IN THIS OFFICE ON THE THIRTIETH DAY OF NOVEMBER, A.D. 2015, AT 2:05 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

4101202 8100 SR# 20151109399	Authentication: 10512021 Date: 11-30-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:05 PM 11/30/2015
FILED 02:05 PM 11/30/2015
SR 20151109399 - File Number 4101202

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVAN, INC.

Pursuant to Sections 242 and 245 of the General Corporation Law of Delaware, the undersigned corporation hereby submits the following for the purpose of amending and restating its Certificate of Incorporation, and does hereby certify as follows.

1. The name of the corporation is Novan, Inc. The corporation’s original Certificate of Incorporation was filed on January 27, 2006, amended and restated on July 12, 2007, January 30, 2008, July 1, 2009, November 3, 2010, April 30, 2012 and August 13, 2014, and amended on March 25, 2015.

2. The corporation’s Certificate of Incorporation is hereby amended and restated in its entirety, as set forth in the text of the Seventh Amended and Restated Certificate of Incorporation attached hereto as Exhibit A.

3. This Seventh Amended and Restated Certificate of Incorporation will be effective upon filing.

IN WITNESS WHEREOF, said Novan, Inc. has caused this Seventh Amended and Restated Certificate of Incorporation to be signed by Nathan Stasko, Ph.D., its President and Chief Executive Officer, this 30 day of November, 2015.

NOVAN, INC.

By:	/s/ Nathan Stasko, Ph.D.
Name:	Nathan Stasko, Ph.D.
Title:	President and Chief Executive Officer

EXHIBIT A

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVAN, INC.

I.

The name of the corporation is Novan, Inc. (the “Corporation”).

II.

The name and address of the registered agent in the State of Delaware is:

Incorporating Services, Ltd.

3500 S. Dupont Highway

Dover, Kent County, Delaware 19901

III.

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

IV.

A. The Corporation shall have the authority to issue 36,729,263 shares of capital stock, $0.0001 par value per share, of which 22,000,000 shares shall be designated Common Stock, par value $0.0001 per share (the “Common Stock”), 229,263 shares shall be designated Non-Voting Common Stock, par value $0.0001 per share (the “Non-Voting Common Stock”), and 14,500,000 shares shall be designated Preferred Stock, $0.0001 par value per share (the “Preferred Stock”), of which 1,229,862 shall be designated Series 1 Preferred (the “Series 1 Preferred Stock”), 1,226,242 shall be designated Series 2 Preferred (the “Series 2 Preferred Stock”), 1,349,382 shall be designated Series 3 Preferred (the “Series 3 Preferred Stock”), 1,833,333 shall be designated Series 4 Preferred (the “Series 4 Preferred Stock”), 3,677,622 shall be designated Mezzanine A Preferred (the “Mezzanine A Preferred Stock”) and 5,000,000 shall be designated Mezzanine B Preferred (the “Mezzanine B Preferred Stock”) with the rights, preferences, privileges and restrictions set forth in the succeeding provisions of this Article IV. The Corporation’s Board of Directors (the “Board of Directors”) is authorized to issue the Preferred Stock, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, as shares of Preferred Stock in series, and is authorized, by filing a Certificate of Designation pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

the number of shares constituting that series and the distinctive designation of that series;

the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

any other rights, preferences and limitations of that series.

The Board of Directors, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, subject to any stockholder voting rights set forth in Section C.3, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.

B. Except as otherwise required by applicable law, the holders of the Common Stock shall be entitled to one vote for each share so held with respect to all matters voted on by the stockholders of the Corporation and the holders of the Non-Voting Common Stock shall not be entitled to vote on any matter voted on by the stockholders of the Corporation.

Each share of Non-Voting Common Stock which remains outstanding immediately prior to the date of the closing of a Qualified Public Offering (as defined in Section C.6 below) shall automatically be converted into one (1) share of Common Stock, as adjusted for stock dividend, stock split, stock combination or other similar recapitalization occurring prior to, or in connection with, the closing of the Qualified Public Offering. In the event of a Qualified Public Offering and automatic conversion of Non-Voting Common Stock as set forth herein, the Corporation shall provide written notice to each holder of Non-Voting Common Stock, and each such holder of shares of Non-Voting Common Stock shall surrender its certificate(s) for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificate(s) for the number of shares of Common Stock to which the holder is entitled.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by an affirmative vote of the holders of a majority of the outstanding capital stock of the Corporation (voting together on an as-converted-into Common Stock basis), voting together as a single class.

Except as described above, the holders of the Corporation’s Non-Voting Common Stock and Common Stock shall have all of the powers, preferences, and rights conferred upon owners of capital stock under the General Corporation Laws of the State of Delaware.

C. The rights, preferences, privileges, restrictions and other matters relating to Preferred Stock are as follows:

1. Dividends. The holders of Preferred Stock shall be entitled, when and if declared by the Board of Directors, consistent with Delaware law, to cash dividends and distributions out of funds of the Corporation legally available for that purpose. With respect to the declaration, payment and setting apart of dividends, other than in Common Stock, whether of cash, securities of the Corporation, securities of other persons, evidences of indebtedness, assets, or rights to acquire any of the above, the holders of Preferred Stock shall be entitled to participate with the Common Stock and receive, before any dividends shall be declared and paid upon or set aside for the Common Stock, the same dividends or distributions, on an as-converted basis, as are proposed to be distributed to the holders of Common Stock. Each share of Preferred Stock shall be treated for purposes of such participation as being equal to the number of shares of Common Stock (which may be a fraction) into which such share could then be converted.

2. Liquidation Preference.

(a) Mezzanine B Preferred Stock. Upon the occurrence of any Liquidating Event (as defined below), the holder of outstanding shares of Mezzanine B Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock or Series 1 Preferred Stock, an amount per share equal to the greater of (i) the Mezzanine B Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Mezzanine B Preference Price”), or (ii) such amount per share as would have been payable had each such share of Mezzanine B Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Mezzanine B Preferred Liquidation Amount”), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Mezzanine B Preferred Stock, it shall be assumed that the Mezzanine A Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine A Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock or Series 4 Preferred Stock (assuming its conversion into Common Stock)

pursuant to this Section C.2 would be equal to or greater than the Mezzanine A Preference Price, Series 1 Preference Price, Series 2 Preference Price, Series 3 Preference Price or Series 4 Preference Price, respectively, and if such amount is less than the respective Mezzanine A Preference Price, Series 1 Preference Price, Series 2 Preference Price, Series 3 Preference Price or Series 4 Preference Price, then, as applicable, the calculation shall assume the holders of the Mezzanine A Preferred Stock are paid the Mezzanine A Preference Price, the holders of Series 1 Preferred Stock are paid the Series 1 Preference Price, the holders of the Series 2 Preferred Stock are paid the Series 2 Preference Price, the holders of the Series 3 Preferred Stock are paid the Series 3 Preference Price, and the holders of the Series 4 Preferred Stock are paid the Series 4 Preference Price pursuant to this Section C.2. If the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Mezzanine B Preferred Stock of all amounts distributable to them under this Section 2(a), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Mezzanine B Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(b) Mezzanine A Preferred Stock. Upon the occurrence of any Liquidating Event (as defined below), the holder of outstanding shares of Mezzanine A Preferred Stock then outstanding shall be entitled to receive, after payment of the Mezzanine B Preferred Liquidation Amount but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock or Series 1 Preferred Stock, an amount per share equal to the greater of (i) the Mezzanine A Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Mezzanine A Preference Price”), or (ii) such amount per share as would have been payable had each such share of Mezzanine A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Mezzanine A Preferred Liquidation Amount’’), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Mezzanine A Preferred Stock, it shall be assumed that the Mezzanine B Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock and Series 4 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine B Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock or Series 4 Preferred Stock (assuming its conversion into Common Stock) pursuant to this Section C.2 would be equal to or greater than the Mezzanine B Preference Price, Series 1 Preference Price, Series 2 Preference Price, Series 3 Preference Price or Series 4 Preference Price, respectively, and if such amount is less than the respective Mezzanine B Preference Price, Series 1 Preference Price, Series 2 Preference Price, Series 3 Preference Price or Series 4 Preference Price, then, as applicable, the calculation shall assume the holders of the Mezzanine B Preferred Stock are paid the Mezzanine B Preference Price, the holders of the Series 1 Preferred Stock are paid the Series 1 Preference Price, the holders of the Series 2 Preferred Stock are paid the Series 2 Preference Price, the holders of the Series 3 Preferred Stock are paid the Series 3 Preference Price and the holders of the Series 4 Preferred Stock are paid the Series 4 Preference Price pursuant to this Section C.2. If, after payment in full of the Mezzanine B Preferred Liquidation Amount, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Mezzanine A Preferred Stock of all amounts distributable to them under this Section 2(b), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Mezzanine A Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c) Series 4 Preferred Stock. Upon the occurrence of any Liquidating Event, the holder of outstanding shares of Series 4 Preferred Stock then outstanding shall be entitled to receive, after payment of the Mezzanine B Preferred Liquidation Amount and Mezzanine A Preferred Liquidation Amount but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, Series 3 Preferred Stock, Series 2 Preferred Stock or Series 1 Preferred Stock, an amount per share equal to the greater of (i) the Series 4 Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Series 4 Preference Price”), or (ii) such amount per share as would have been payable had each such share of Series 4 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Series 4 Preferred Liquidation Amount”), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Series 4 Preferred Stock, it shall be assumed that the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock and Series 3 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock or Series 3 Preferred Stock (assuming its conversion into Common Stock) pursuant to this Section C.2 would be equal to or greater than the Mezzanine B Preference Price, Mezzanine A Preference Price, Series 1 Preference Price, Series 2 Preference Price or Series 3 Preference Price, respectively, and if such amount is less than the respective Mezzanine B Preference Price, Mezzanine A Preference Price, Series 1 Preference Price, Series 2 Preference Price or Series 3 Preference Price, then, as applicable, the calculation shall assume the holders of Mezzanine B Preferred Stock are paid the Mezzanine B Preference Price, the holders of Mezzanine A Preferred Stock are paid the Mezzanine A Preference Price, the holders of Series 1 Preferred Stock are paid the Series 1 Preference Price, the holders of the Series 2 Preferred Stock are paid the Series 2 Preference Price and the holders of the Series 3 Preferred Stock are paid the Series 3 Preference Price pursuant to this Section C.2. If, after payment in full of the Mezzanine B Preferred Liquidation Amount and the Mezzanine A Preferred Liquidation Amount, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series 4 Preferred Stock of all amounts distributable to them under this Section 2(c), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series 4 Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(d) Series 3 Preferred Stock. Upon the occurrence of any Liquidating Event, the holder of outstanding shares of Series 3 Preferred Stock then outstanding shall be entitled to receive, after payment of the Mezzanine B Preferred Liquidation Amount, Mezzanine A Preferred Liquidation Amount and Series 4 Preferred Liquidation Amount but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, Series 2 Preferred Stock or Series 1 Preferred Stock, an amount per share equal to the greater of (i) the Series 3 Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Series 3 Preference Price”), or (ii) such amount per share as would have been payable had each such share of Series 3 Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Series 3 Preferred Liquidation Amount’’), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Series 3 Preferred Stock, it shall be assumed that the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 1 Preferred Stock and Series 2 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 1 Preferred Stock or Series 2 Preferred Stock (assuming its conversion into Common Stock) pursuant to this Section C.2 would be equal to or greater than the Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 1 Preference Price or Series 2 Preference Price, respectively, and if such amount is less than the respective Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 1 Preference Price or Series 2 Preference Price, then, as applicable, the calculation shall assume the holders of Mezzanine B Preferred Stock are paid the Mezzanine B Preference Price, the holders of Mezzanine A Preferred Stock are paid the Mezzanine A Preference Price, the holders of Series 4 Preferred Stock are paid the Series 4 Preference Price, the holders of the Series 1 Preferred Stock are paid the Series 1 Preference Price and the holders of the Series 2 Preferred Stock are paid the Series 2 Preference Price pursuant to this Section C.2. If, after payment in full of the Mezzanine B Preferred Liquidation Amount, the Mezzanine A Preferred Liquidation Amount and the Series 4 Preferred Liquidation Amount, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series 3 Preferred Stock of all amounts distributable to them under this Section 2(d), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series 3 Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(e) Series 2 Preferred Stock. Upon the occurrence of any Liquidating Event, the holders of outstanding shares of Series 2 Preferred Stock then outstanding shall be entitled to receive, after payment of the Mezzanine B Preferred Liquidation Amount, Mezzanine A Preferred Liquidation Amount, the Series 4 Preferred Liquidation Amount and the Series 3 Preferred Liquidation Amount but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock or Series 1 Preferred Stock, an amount per share equal to the greater of (i) the Series 2 Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Series 2 Preference Price”) or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Series 2 Preferred Liquidation Amount”), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Series 2 Preferred Stock, it shall be assumed that the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock and Series 1 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock or Series 1 Preferred Stock (assuming its conversion into Common Stock) pursuant to this Section C.2 would be equal to or greater than the Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 3 Preference Price or Series 1 Preference Price, respectively, and if such amount is less than the respective Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 3 Preference Price or Series 1 Preference Price, then, as applicable, the calculation shall assume the holders of

Mezzanine B Preferred Stock are paid the Mezzanine B Preference Price, the holders of Mezzanine A Preferred Stock are paid the Mezzanine A Preference Price, the holders of Series 4 Preferred Stock are paid the Series 4 Preference Price, the holders of Series 3 Preferred Stock are paid the Series 3 Preference Price and the holders of Series 1 Preferred Stock are paid the Series 1 Preference Price pursuant to this Section C.2. If, after payment in full of the Mezzanine B Preferred Liquidation Amount, the Mezzanine A Preferred Liquidation Amount, the Series 4 Preferred Liquidation Amount and the Series 3 Preferred Liquidation Amount, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series 2 Preferred Stock of all amounts distributable to them under this Section 2(e), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series 2 Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(f) Series 1 Preferred Stock. Upon the occurrence of any Liquidating Event, the holders of outstanding shares of Series 1 Preferred Stock then outstanding shall be entitled to receive, after payment of the Mezzanine B Preferred Liquidation Amount, Mezzanine A Preferred Liquidation Amount, Series 4 Preferred Liquidation Amount, Series 3 Preferred Liquidation Amount and Series 2 Preferred Liquidation Amount but prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount per share equal to the greater of (i) the Series 1 Original Price (as defined in Section C.4), plus all accrued but unpaid dividends (the “Series 1 Preference Price”) or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidating Event (the amount payable pursuant to this sentence is referred to as the “Series 1 Preferred Liquidation Amount’’), provided, that, for purposes of the calculation under the foregoing clause (ii) for such Series 1 Preferred Stock, it shall be assumed that the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock and Series 2 Preferred Stock shall be converted into Common Stock immediately prior to such Liquidating Event if the amount payable per share of the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock or Series 2 Preferred Stock (assuming its conversion into Common Stock) pursuant to this Section C.2 would be equal to or greater than the Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 3 Preference Price or Series 2 Preference Price, respectively, and if such amount is less than the respective Mezzanine B Preference Price, Mezzanine A Preference Price, Series 4 Preference Price, Series 3 Preference Price or Series 2 Preference Price, then, as applicable, the calculation shall assume the holders of Mezzanine B Preferred Stock are paid the Mezzanine B Preference Price, the holders of Mezzanine A Preferred Stock are paid the Mezzanine A Preference Price, the holders of Series 4 Preferred Stock are paid the Series 4 Preference Price, the holders of Series 3 Preferred Stock are paid the Series 3 Preference Price and the holders of Series 2 Preferred Stock are paid the Series 2 Preference Price pursuant to this Section C.2. If, after payment in full of the Mezzanine B Preferred Liquidation Amount, the Mezzanine A Preferred Liquidation Amount, the Series 4 Preferred Liquidation Amount, the Series 3 Preferred Liquidation Amount and the Series 2 Preferred Liquidation Amount, the assets of the Corporation shall be insufficient to permit the payment in full to the holders of Series 1 Preferred Stock of all amounts distributable to them under this Section 2(f), then the entire assets of the Corporation available for such distribution shall be distributed ratably among the holders of Series 1 Preferred Stock on a pari passu basis in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(g) Other Distributions. After the holders of the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock and Series 1 Preferred Stock shall have been paid the respective preferential amount pursuant to Sections 2(a), (b), (c), (d), (e) and (f) above, the entire remaining assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Corporation’s outstanding Common Stock and Non-Voting Common Stock in proportion to the shares of Common Stock and Non-Voting Common Stock then held by them.

(h) Consolidation, Merger, etc. A “Liquidating Event” shall mean any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any consolidation, merger of the Corporation with or into any other corporation or corporations, or other reorganization in which the Corporation is not the surviving entity (unless the stockholders of the Corporation immediately prior to such event hold more than 50% of the voting power of the surviving entity in substantially the same proportion among such stockholders as such stockholders possessed immediately prior thereto), a transaction or series of related transactions in which in excess of 50% of the Corporation’s voting power is transferred to a third party (or group of affiliated third parties) who were not previously stockholders of the Corporation, or a sale, lease, transfer or other disposition of all or substantially all of the assets of the Corporation (unless the stockholders of the Corporation hold more than 50% of the voting power of the purchasing entity); provided, however, if holders of a majority of the then outstanding shares of Preferred Stock, voting together as a single class (on an as-converted-into Common Stock basis) so elect by giving written notice to the Corporation before the effective date of an event that would otherwise be a Liquidating Event as defined herein, such event shall not be deemed a Liquidating Event and the provisions of Section 4(g) shall apply, and provided, further, that a Liquidating Event shall not include any transaction or series of related transactions principally undertaken for bona fide equity financing purposes in which cash is received by the Corporation. Upon the occurrence of any Liquidating Event that would involve the distribution of assets other than cash or securities (which shall be valued pursuant to Section 2(i) below) with respect to the outstanding shares of Preferred Stock, the amount of such distribution shall be deemed to be the fair market value thereof at the time of such distribution as determined in good faith by the Board of Directors.

(i) Valuation of Securities. Any securities to be delivered pursuant to this Section 2 shall be valued as follows:

(i) Securities not subject to investment letter or other similar restrictions on free marketability covered by Section 2(i)(ii) hereof:

(A) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three business days prior to the date of the Notice as defined in Section 2(j) below;

(B) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three business days prior to the Notice; and

(C) If there is no active public market, the value shall be the fair market value thereof, as reasonably determined by the Board of Directors in good faith.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as provided in clauses (A), (B) or (C) of Section 2(i)(i) hereof, to reflect the adjusted fair market value thereof, as reasonably determined by the Board of Directors in good faith.

(j) Written notice (the “Notice”) of any Liquidating Event that states the proposed effective date of any such transaction and the date on which Conversion Rights (as defined in Section 4) terminate as to such shares (which date shall be not more than five days in advance of the effective date of such transaction), shall, unless waived in writing by holders of a majority of the outstanding shares of Preferred Stock (voting together on an as-converted-into Common Stock basis), be given by first class mail, postage prepaid, or by telecopy or facsimile, not less than 20 days prior to the effective date stated therein to the then holders of record of Preferred Stock, such Notice to be addressed to each such holder at its address as shown on the records of the Corporation.

(k) Allocation of Escrow and Contingent Consideration. In the event of a Liquidating Event pursuant to Section 2(h) (excluding an actual liquidation, dissolution or winding up of the Corporation), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the agreement or plan of merger or consolidation or other acquisition agreement for such transaction shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a)-(g) as if the Initial Consideration were the only consideration payable in connection with such Liquidating Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections 2(a)-(g) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section 2(k), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Liquidating Event shall be deemed to be Additional Consideration.

3. Voting Rights.

(a) Except as otherwise expressly provided herein or as required by law, the holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could then be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock

(except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one half being rounded upward).

(b) Preferred Stock Protective Provisions. At any time when at least 577,958 shares of Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or the Certificate of Incorporation, the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Preferred Stock, consenting or voting together as a single class on an as-converted-into Common Stock basis shall be required in order for the Corporation, whether by merger, consolidation or otherwise, to:

(i) amend, alter, or repeal any provision of the Corporation’s Certificate of Incorporation or Bylaws in a manner that adversely affects the powers, preferences, rights, privileges, or restrictions of any series of Preferred Stock;

(ii) increase or decrease (other than by redemption or conversion, unless provided otherwise herein) the total number of authorized shares of any series of Preferred Stock;

(iii) merge or consolidate into, reorganize with, effect a share exchange, sell to or enter into any other transaction with any other person or entity which results in the holders of the Corporation’s capital stock prior to the transaction owning less than 50% of the voting power of the Corporation’s capital stock after the transaction or otherwise enter into a transaction which would constitute a Liquidating Event (each a “Change of Control”);

(iv) borrow funds or incur indebtedness for money borrowed in excess of $2,000,000, provided that, for the absence of doubt, if the Corporation desires to borrow funds or incur indebtedness for money borrowed in excess of $2,000,000, the affirmative vote or written consent of the holders of a majority of the then outstanding shares of the Preferred Stock (voting together as a single class on an as-converted basis) shall be required with respect to the entire amount of such indebtedness;

(v) enter into any transaction or transactions with any director, officer or stockholder of the Corporation, or any affiliate or relative of the foregoing, other than normal payments of wages, benefits and travel expenses or advances, any transaction or transactions in the ordinary course of business, or any transaction or transactions approved by at least a majority of the disinterested directors on the Board of Directors;

(vi) amend, revise, alter or otherwise change any of the provisions included in this Section 3(b); or

(vii) authorize or issue shares of any class of capital stock (or any securities convertible into or exercisable for any class of capital stock) having any preference or priority as to dividends or liquidation equal or superior to any such preference or priority of any series of Preferred Stock other than the issuance of up to 5,000,000 shares of Mezzanine B Preferred Stock pursuant to stock purchase agreements approved by the Board of Directors.

(c) Election of Directors.

(i) Series 1 Director. For so long as at least 100,000 shares of Series 1 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) remain outstanding, at each meeting of the stockholders of the Corporation held for the election of directors, or upon the taking of a written consent of such stockholders for such purpose, the majority of the holders of Series 1 Preferred Stock shall be entitled, voting as a separate class, to elect one (1) member of the Board of Directors (the “Series 1 Director”). Any director elected as provided in this Section 3(c)(i) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders called for that purpose or pursuant to a written consent of stockholders.

(ii) Series 3 Director. For so long as at least 65,000 shares of Series 3 Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to such shares) remain outstanding, at each meeting of the stockholders of the Corporation held for the election of directors, or upon the taking of a written consent of such stockholders for such purpose, the majority of the holders of Series 3 Preferred Stock shall be entitled, voting as a separate class, to elect one (1) member of the Board of Directors (the “Series 3 Director”). Any director elected as provided in this Section 3(c)(ii) may be removed without cause by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders called for that purpose or pursuant to a written consent of stockholders.

4. Conversion. The holders of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Each share of Preferred Stock shall be convertible at the option of the holder thereof, at any time after the issuance of such share, into fully paid and nonassessable shares of Common Stock of the Corporation. The number of shares of Common Stock into which each share of the Preferred Stock may be converted shall be determined by dividing the Original Price for the relevant series (as defined below), by the Conversion Price for the relevant series (determined as hereinafter provided) in effect at the time of the conversion. The “Original Price” shall mean for the Mezzanine B Preferred Stock the lower of (i) $26.44 per share or (ii) if the Corporation sells shares of Mezzanine B Preferred Stock to investors at less than $26.44 per share in one or more closings that occur on or prior to December 31, 2015 pursuant to stock purchase agreements approved by the Board of Directors (each such closing, an “Adjustment Event”), the lowest per share price at which the Mezzanine B Preferred Stock is sold (the “Adjusted Purchase Price”) in an Adjustment Event (for avoidance of doubt, the issuance of

Make Whole Shares (as defined in Section C.5.d) shall not be deemed a sale for purposes of this clause (ii)); $13.71 per share for the Mezzanine A Preferred Stock; $6.00 per share for the Series 4 Preferred Stock; $5.00228 per share for the Series 3 Preferred Stock; $1.631 per share for the Series 2 Preferred Stock; and $0.8131 per share for the Series 1 Preferred Stock, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Mezzanine B Preferred Stock, Mezzanine A Preferred Stock, Series 4 Preferred Stock, Series 3 Preferred Stock, Series 2 Preferred Stock, and Series 1 Preferred Stock, respectively.

(b) Conversion Price. Before any adjustment is required pursuant to Section 5 hereof, the Series 1 Conversion Price shall be equal to the Series 1 Original Price, the Series 2 Conversion Price shall be equal to the Series 2 Original Price, the Series 3 Conversion Price shall be equal to the Series 3 Original Price, the Series 4 Conversion Price shall be equal to the Series 4 Original Price, the Mezzanine A Conversion Price shall be equal to the Mezzanine A Original Price and the Mezzanine B Conversion Price shall be equal to the Mezzanine B Original Price (as such may be adjusted from time to time pursuant to Section C.4(a)).

(c) Mechanics of Conversion. The holder of any shares of Preferred Stock may exercise the conversion rights as to such shares or any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock, or at the principal office of the Corporation or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation or accompanied by a written instrument or instruments of transfer (if required by the Corporation), accompanied by written notice stating that the holder elects to convert all or a number of such shares represented by the certificate or certificates. Such notice shall also state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As promptly as practicable thereafter the Corporation shall issue and deliver to such holder, at such office or other place designated by the Corporation, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check for cash with respect to any fractional interest in a share of Common Stock as provided in Section 4(d) below. The holder shall be deemed to have become a stockholder of record of the relevant Common Stock on the applicable Conversion Date. Upon conversion of only a portion of the number of shares of Preferred Stock represented by a certificate surrendered for conversion, the Corporation shall issue and deliver to the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered.

(d) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock that would otherwise be issuable upon conversion of any shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest equal to the fair market value of such fractional interest as determined in good faith by the Corporation’s Board of Directors.

(e) Payment of Taxes. The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax that may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Preferred Stock so converted was registered or any income taxes, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Preferred Stock from time to time outstanding. The Corporation shall from time to time use its best effort to obtain necessary director and stockholder approvals, in accordance with the laws of the State of Delaware, to increase the authorized amount of its Common Stock if at any time the authorized amount of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Preferred Stock at the time outstanding, and shall take all such actions as are reasonably necessary to increase such authorized amount of Common Stock upon obtaining such approvals. Before taking any action that would cause an adjustment reducing the Conversion Price below the then-par value of the shares of Common Stock issuable upon the conversion of Preferred Stock, the Corporation will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

(g) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 5), then and in each such event the holder of each share of Preferred Stock shall have the right thereafter to convert such shares (in lieu of the shares of Common Stock which the holder would otherwise have been entitled to receive) into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change.

(h) Reorganizations, Mergers or Consolidations. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale treated as a Liquidating Event pursuant to Section 2(h) above), each share of Preferred Stock shall thereafter be convertible into the kind and amount of shares of stock or other securities or property that a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of Preferred Stock would have been entitled upon such consolidation, merger or sale; and in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions of Sections 4 and 5 with respect to the rights and interest thereafter of the holders of Preferred Stock, to the end that the provisions set forth in Sections 4 and 5 shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of Preferred Stock.

(i) Listing of Shares Issuable Upon Conversion. If any shares of Common Stock to be reserved for the purpose of conversion of shares of Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible endeavor to secure such registration, listing or approval, as the case may be.

(j) Valid Issuance. All shares of Common Stock that may be issued upon conversion of the shares of Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issuance thereof.

5. Adjustment of Conversion Price.

The Conversion Price from time to time in effect shall be subject to adjustment from time to time as follows:

(a) Stock Splits, Dividends and Combinations. In case the Corporation shall at any time subdivide the outstanding shares of Common Stock or shall issue a dividend in Common Stock on its outstanding Common Stock without a corresponding subdivision of or dividend on the Preferred Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock into a lesser number of shares of Common Stock without a corresponding combination of the Preferred Stock, the Conversion Price for each series of Preferred Stock in effect immediately prior to such combination shall be proportionately increased, concurrently with the effectiveness of such subdivision, dividend or combination, as the case may be.

(b) Noncash Dividends, Stock Purchase Rights, Capital Reorganizations and Dissolutions. In case:

(i) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or any other distribution, payable otherwise than in cash; or

(ii) the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or to receive any other rights; or

(iii) of any capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation that is not a Liquidating Event or conveyance of all or substantially all of the assets of the Corporation to another corporation that is not a Liquidating Event or of any dissolution, liquidation or winding up of the Corporation;

then, and in any such case, the Corporation shall, unless waived in writing by holders of a majority of the outstanding shares of Preferred Stock (voting together on an as-converted-into Common Stock basis), cause to be mailed to the transfer agent for the Preferred Stock and to the holders of record of the outstanding Preferred Stock, at least 20 days prior to the date hereinafter specified, a notice stating the date on which (i) a record is to be taken for the purpose of such dividend, distribution or rights, or (ii) such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, conveyance, dissolution, liquidation or winding up.

(c) Issuances at Less Than the Conversion Price. Upon the issuance or sale by the Corporation at any time after the initial issuance of any shares of Mezzanine B Preferred Stock of:

(i) Common Stock for a consideration per share less than any Conversion Price in effect immediately prior to the time of such issue or sale; or

(ii) any Stock Purchase Rights where the consideration per share for which shares of Common Stock may at any time thereafter be issuable upon exercise thereof (or, in the case of Stock Purchase Rights exercisable for the purchase of Convertible Securities, upon the subsequent conversion or exchange of such Convertible Securities) shall be less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Stock Purchase Rights; or

(iii) any Convertible Securities where the consideration per share for which shares of Common Stock may at any time thereafter be issuable pursuant to the terms of such Convertible Securities shall be less than any Conversion Price in effect immediately prior to the time of the issue or sale of such Convertible Securities;

other than an issuance of Common Stock pursuant to Sections 5(a) or 5(f) hereof (any such issuance shall be referred to hereinafter as a “Dilutive Issuance”), then forthwith upon such issue or sale the Mezzanine B Conversion Price, the Mezzanine A Conversion Price, the Series 4 Conversion Price, the Series 3 Conversion Price, the Series 2 Conversion Price and the Series 1 Conversion Price shall be reduced concurrently with such issue in order to increase the number of shares of Common Stock into which the relevant series of Preferred Stock is convertible to a price (calculated to the nearest cent) determined by the following formula:

N + C N + AS
CP1 = CP	*

where:

CP1	=	the Conversion Price as so adjusted;

CP	=	the former Conversion Price immediately prior to the Dilutive Issuance;

N	=	the number of shares of Common Stock outstanding immediately prior to such issuance (or deemed issuance) assuming exercise or conversion of all outstanding securities exercisable (directly or indirectly) for or convertible into Common Stock;

C	=	the number of shares of Common Stock that the aggregate consideration actually received by the Corporation for the total number of additional securities so issued or deemed to be issued would purchase if the purchase price per share were equal to the then existing Conversion Price;

AS	=	the number of shares of Common Stock so issued or deemed to be issued.

Notwithstanding the foregoing, no Conversion Price shall at such time be reduced if such reduction would be an amount less than $0.01, but any such amount shall be carried forward and the reduction with respect thereto made at the time of and together with any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(d) Defined Terms. For purposes of this Section 5, the following provisions will be applicable.

(i) “Convertible Securities” shall mean evidences of indebtedness, shares of stock (including, without limitation, the Preferred Stock) or other securities that are convertible into or exchangeable for, with or without payment of additional consideration, shares of Common Stock.

(ii) “Stock Purchase Rights” shall mean any warrants, options or other rights to subscribe for, purchase or otherwise acquire any shares of Common Stock or any Convertible Securities.

(iii) Convertible Securities and Stock Purchase Rights shall be deemed outstanding and issued or sold at the time of such issue or sale.

(iv) “Make Whole Shares” shall mean additional shares of Mezzanine B Preferred Stock issued to purchasers of Mezzanine B Preferred Stock for no additional consideration as a result of an Adjustment Event pursuant to stock purchase agreements approved by the Board of Directors.

(e) Determination of Consideration. The “consideration actually received” by the Corporation for the issuance, sale, grant or assumption of shares of Common Stock, Stock Purchase Rights or Convertible Securities, irrespective of the accounting treatment of such consideration, shall be valued as follows:

(i) in the case of cash, the net amount received by the Corporation not including any accrued interest or dividends and before deducting any expenses paid or incurred and any underwriting commissions or concessions paid or allowed by the Corporation in connection with such issue or sale;

(ii) in the case of consideration other than cash, the value of such consideration, which shall include the purchase price paid for any Convertible Securities being converted or exchanged, as determined by the Board of Directors in good faith, not including any accrued interest or dividends; and

(iii) with respect to the issuance of Stock Purchase Rights and Convertible Securities, the total consideration, if any, received by the Corporation as consideration for the issuance of the Stock Purchase Rights or the Convertible Securities, as the case may be, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the exercise of such Stock Purchase Rights or upon the conversion or exchange of such Convertible Securities, as the case may be, in each case not including any accrued interest or dividends.

In the event of any change in (A) the consideration, if any, payable upon exercise of any Stock Purchase Rights or upon the conversion or exchange of any Convertible Securities, or (B) the rate at which any Convertible Securities are convertible into or exchangeable for shares of Common Stock, the Conversion Price as computed upon the original issue thereof shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such Stock Purchase Rights or Convertible Securities provided for such changed purchase price, consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any Stock Purchase Rights not exercised or of any right to convert or exchange under any Convertible Securities not exercised, the Conversion Price then in effect shall forthwith be increased to the Conversion Price that would have been in effect at the time of such expiration had such Stock Purchase Rights or Convertible Securities never been issued. No readjustment of the Conversion Price pursuant to this paragraph shall (i) increase the Conversion Price by an amount in excess of the adjustment originally made to the Conversion Price in respect of the issue, sale or grant of the applicable Stock Purchase Rights or Convertible Securities, or (ii) require any adjustment to the amount paid or number of shares of Common Stock received by any holder of Preferred Stock upon any conversion of any share of Preferred Stock prior to the date upon which such readjustment to the Conversion Price shall occur.

For purposes of this Section 5, the “consideration per share” received by the Corporation for the sale and issuance of shares of the Mezzanine B Preferred Stock pursuant to stock purchase agreements approved by the Board of Directors shall be the aggregate consideration received by the Corporation from a purchaser of such shares (determined as set forth above) divided by the aggregate number of shares issued to such purchaser pursuant to such stock purchase agreement, including any Make Whole Shares issued as a result of an Adjustment Event. Such amount shall be recomputed at each Adjustment Event.

(f) Exclusions for Adjustment for Issuances at Less Than the Conversion Price. Anything herein to the contrary notwithstanding, the Corporation shall not be required to make any adjustment of any Conversion Price in the case of: (i) the issuance of Common Stock upon conversion of the Preferred Stock; (ii) shares issued by the Corporation in connection with the acquisition of or, merger or consolidation with, or purchase of all or substantially all of the assets of another company pursuant to a plan, agreement, or other written arrangement approved by the Board of Directors (including for such purpose, the Series 1 Director); (iii) shares issued to strategic partners of the Corporation such as clinical research organizations, licensors of technology to the Corporation, or financial lending institutions pursuant to equipment financing arrangements, provided that such issuance has been approved by the Board of Directors (including for such purpose, the Series 1 Director); (iv) the issuance of up to 1,700,000 shares of Common Stock (as adjusted for any stock splits, stock dividends, combination or other recapitalization) and options exercisable for shares of such Common Stock, issued to employees, officers, consultants or directors of the Corporation pursuant to any incentive agreement or arrangement approved by the Board of Directors of the Corporation; and (v) the issuance or sale of shares or options to purchase such shares to the extent the holders of a majority of the then outstanding shares of the Preferred Stock (voting together on an as-converted-into Common Stock basis) waive the right to an adjustment pursuant to Section 5(c). The issuances or sales described in this Section 5(f) shall be ignored for purposes of calculating any adjustment to any Conversion Price.

(g) Certificate of Adjustment. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms thereof, and prepare and furnish to each holder of Preferred Stock affected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written notice at any time of any holder of Preferred Stock furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of such holder’s shares.

6. Mandatory Conversion.

(a) Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the occurrence of a closing of an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock of the Corporation to the public with gross proceeds of greater than $40,000,000 (a “Qualified Public Offering”). In addition, each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then applicable conversion rate upon the affirmative vote of the holders of at least a majority of the then-outstanding shares of Preferred Stock, voting together as a single class (on an as-converted-into Common Stock basis). Unless waived in writing by holders of a majority of the outstanding shares of Preferred Stock (voting together on an as-converted-into Common Stock basis), all holders of record of shares of Preferred Stock will be given at least 10 days prior written notice of the date fixed for mandatory conversion of the Preferred Stock and the event causing the mandatory conversion of the Preferred Stock into Common Stock. Such notice shall be sent by first class mail, postage prepaid, to each holder of record of Preferred Stock at such holder’s address as shown in the records of the Corporation. On or before the date so fixed for conversion, each holder of shares of the Preferred Stock shall surrender the certificate or certificates for all such shares to the Corporation at the place designated in such notice and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled. The mechanics for conversion and other provisions relating to conversion of Preferred Stock into Common Stock set forth elsewhere in this Certificate of Incorporation shall apply to the mandatory conversion of the Preferred Stock.

V.

Unless and except the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

VI.

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no present or former director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither any amendment nor repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

VII.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact such person is or was a director, officer or employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt bylaws or enter into agreements with any such person for the purpose of providing for such indemnification.

VIII.

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

IX.

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any bylaw whether adopted by them or otherwise.

CERTIFICATE OF AMENDMENT

OF

SEVENTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NOVAN, INC.

Novan, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:	That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Certificate of Incorporation of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that the following be added before the first sentence of Article IV of the Certificate of Incorporation of the Corporation, as amended and/or restated to date:

“Effective on the filing of this Certificate of Amendment of Seventh Amended and Restated Certificate of Incorporation with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), a one-for-1.2 reverse stock split of the Corporation’s Common Stock and Non-Voting Common Stock shall become effective, pursuant to which each share of Common Stock and Non-Voting Common Stock outstanding and held of record by each stockholder of the Corporation (including treasury shares) immediately prior to the Effective Time shall be reclassified and combined into one validly issued, fully paid and nonassessable share of Common Stock or Non-Voting Common Stock, as applicable, automatically and without any action by the holder thereof upon the Effective Time and shall represent one share of Common Stock or Non-Voting Common Stock, as applicable, from and after the Effective Time (such reclassification and combination of shares, the “Reverse Stock Split”). The par value of the Common Stock, the Non-Voting Common Stock and the Preferred Stock following the Reverse Stock Split shall remain at $0.0001 per share. No fractional shares of Common Stock or Non-Voting Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock or Non-Voting Common Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock or Non-Voting Common Stock, as applicable, as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock or Non-Voting Common Stock, as applicable, that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock or Non-Voting Common Stock, as applicable, after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock or Non-Voting Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock or Non-Voting Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock or Non-Voting Common Stock, as applicable, after the Effective Time into which the shares of Common Stock or Non-Voting Common Stock, as applicable, formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock or Non-Voting Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock or Non-Voting Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock and Non-Voting Common Stock after the Effective Time into which the shares of Common Stock or Non-Voting Common Stock, formerly represented by such certificates shall have been reclassified.”

SECOND:	That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:	That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Nathan Stasko, Ph.D., the President and Chief Executive Officer of the Corporation, this 7th day of September, 2016.

/s/ Nathan Stasko, Ph.D.

Nathan Stasko, Ph.D.

President and Chief Executive Officer

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